Adobe Systems Incorporated
345 Park Avenue
San Jose, CA 95110-2704
800.447.3577

Licensing Addendum to Adobe Authorized Academic Off-Campus Reseller Agreement

This Licensing Addendum to the Adobe Authorized Academic Off-Campus Reseller Agreement ("Licensing Addendum"), is entered into this 5/23/2007 ("Effective Date"), between ADOBE SYSTEMS INCORPORATED, a Delaware corporation having a place of business at 345 Park Avenue, San Jose, CA 95110-2704 ("Adobe"), and CAMPUSTECH INC., a VA corporation having a place of business at 803 SYCOLIN RD STE 204 LEESBURG, VIRGINIA 20175 US Phone: 800 543 8188 ("Reseller").

WHEREAS, Adobe and Reseller are parties to an Adobe Authorized Academic Off-Campus Reseller Agreement (the "Agreement"); and

WHEREAS, the parties wish to supplement the Agreement in order to allow for Reseller to distribute Licenses under the Program (as defined below) for Educational Software Products under the terms and conditions described herein.

NOW, THEREFORE, the parties agree as follows:

1. **Amendment of Agreement.** This Licensing Addendum hereby amends and modifies the Agreement to incorporate the additional terms and conditions set forth in this Licensing Addendum. Except as expressly provided in this Licensing Addendum, the terms and conditions of the Agreement will remain unchanged and in full force and effect. If there is a conflict between the terms of the Agreement and the terms of this Licensing Addendum, the terms of the Licensing Addendum shall control.

2. **Definitions.** As used in this Licensing Addendum, all capitalized terms not otherwise defined in this Licensing Addendum shall have the meanings ascribed to such terms in the Agreement. The following terms, however, shall have the following meanings as used in this Licensing Addendum:

(a) "ALC" means educational Adobe License Center, specifically an Adobe authorized distributor licensed to distribute Educational Software Products to Program Members.

(b) "CLP-Ed" means the Adobe® Open Options Contractual Licensing Program for licensing Educational Software Product(s).

(c) "Educational Software Product(s)" means the Licenses, Media, User Documentation, and Maintenance, whether supplied together or separately that are intended solely for use by Educational Entities. The Educational Software Products covered by this Licensing Addendum shall be listed in the price lists that are supplied by Adobe to ALC.

(d) "Legacy Products" means a valid license to use Educational Software Product which was acquired by an Educational End User prior to that Educational End User becoming a Program Member.

(e) "License" means the license or right granted by Adobe in the End User License Agreement to install and use the copy(ies) of the Software and User Documentation, as such license or right is made available under the Membership Agreement.

(f) "Maintenance" or "Upgrade Plan" (each may be used interchangeably as they apply to the particular Program) means the right to order, receive and use such updates and patches for the Software (all of which shall be deemed to be Educational Software Products) as may be released during a specified period in return for payment of a license fee.

(g) "Membership Agreement" means an agreement between Adobe and a Program Member pursuant to which the Program Member is entitled to participate in the Program.

(h) "Program" means the Adobe® Open Options 3.0 or 4.0 Academic or Educational License Program, including its Contractual and Site Education programs.

(i) "Program Member(s)" means any Educational End User who has entered into a Membership Agreement with Adobe which Membership Agreement is in force at the time such Educational End User wishes to order Educational Software Products from Reseller and shall include those of its authorized affiliates or subsidiaries, as those terms are defined in the applicable Membership Agreement.

(j) "Program Member Agreement Number" means the unique identification number issued by Adobe to each Program Member.

(k) "Reports" mean those reports provided by Reseller to ALC setting forth complete and accurate information relating to the distribution of Licenses, the quantities of Licenses distributed by Reseller by each title for such report period, the identities of all Educational End Users, and any other data or information requested by Adobe or by ALC.

(l) "Serial Number(s)" means a serial number provided to a Program Member by Adobe directly, on www.licensing.adobe.com or through Program Member's ALC, for use by Program Member in the installation of the Educational Software Products.

(m) "SLP" means the Adobe® Open Options Site Licensing Program for licensing Educational Software Product(s).

All references in this Licensing Addendum to the "sale" of, or "selling" Educational Software Product will mean the granting of a non-exclusive license to use such Educational Software Product and all references to the "purchase" of Educational Software Product will mean the obtaining of a nonexclusive license to use such Educational Software Product. Reseller shall not at any stage have title to the physical property or the intellectual property in the Educational Software Products.

3. **Appointment.**

(a) *Criteria for Appointment.* Reseller has represented and demonstrated to Adobe that it has the requisite in-house facilities, including staff who are adequately trained, and computerized systems to maintain the electronic databases necessary to record, track and audit the licensing of the Educational Software Products to Program Members and agrees it shall produce all such records upon Adobe's request.

(b) *Nature of Appointment.* Subject to the terms and conditions of this Licensing Addendum, Adobe hereby grants to Reseller and Reseller hereby accepts a non-exclusive, non-transferable license to distribute Educational Software Products and provide services to Program Members in the Territory. Such services shall include, but not be limited to distribution of the Educational Software Products. Further, it shall be Reseller's responsibility to maintain records of the Educational Software Products distributed, identification of Program Members, and payment of license fees. Reseller is a distributor of Educational Software Products under this Agreement and Reseller is not entitled to use Educational Software Products acquired from Adobe pursuant to this Agreement for Reseller's internal use.

(c) *Reservation of Rights.* Adobe reserves the right to: (i) deal directly in the Educational Software Products in the Territory, including the right to license Educational End Users (including Program Members) directly, via Internet or other electronic distribution or otherwise; (ii) communicate directly with Program Members; (iii) license other Resellers in the Territory; and (iv) enter into arrangements or agreements with third parties including, but not limited to, Educational End Users, dealers, original equipment manufacturers, systems integrators or value-added resellers in connection with the Educational Software Products. All rights not expressly granted to Reseller are reserved by Adobe.

4. **Administration of the Program.**

(a) *General.* The Program is only available to Program Members who are Educational End Users. Reseller shall only provide Program-related service to Educational End Users who have been identified by Adobe as Program Members and who have been issued Program Member Agreement Numbers. Adobe reserves the right at any time to add or remove Program Members. In the case of removal of a Program Member, Reseller shall promptly cease supplying Educational Software Products to that Program Member.

(b) *Obligations.* Commencing on the Effective Date, and continuing during the term of this Licensing Addendum, Reseller agrees to: (i) read and be familiar with the terms of the Membership Agreements, specifically the procedure for point accumulation under the CLP-Ed; (ii) assist Program Members in obtaining copies of the End User License Agreement ("EULA"); (iii) read and be familiar with the EULA(s) and any modifications thereto contained in the Membership Agreements; (iv) require all Program Members to use their Program Member Agreement Numbers for all transactions; and (v) record and maintain details of the number of Licenses, together with any Maintenance thereon, and Media and User Documentation, acquired by each Program Member.

5. **Program Member Requirements.**

(a) *License Acquisition.* Adobe acknowledges that Program Members may have requirements for multiple Licenses and may not require the equivalent number of sets of Media and User Documentation. Accordingly, Licenses may be acquired separately and may be made available via electronic software delivery ("ESD"). Further, Program Members may order multiple Licenses from Reseller. Each copy of the Software shall be deemed to be a separate License and immediately upon creation of a copy of the Software, the Program Member's obligation to pay applicable fees to Reseller shall arise. Reseller agrees that it will ensure that the Program Member understands that no rights to use the Media shall be granted without the separate acquisition of a corresponding License.

(b) *Multiple Licenses.* Resellers may, on behalf of Program Members, order multiple Licenses from an ALC. Adobe shall advise Reseller of the mechanism for installing and using the Software where multiple Licenses have been ordered and it shall be a matter for Reseller to create an internal procedure for authorizing the Program Member to install multiple copies of the Software. For the avoidance of doubt, the mechanism for installation of multiple copies of the Software shall not include the right to reproduce Media. Each copy of the Software shall be deemed to be a separate License and immediately upon creation of a copy of the Software the obligation to pay the license fee shall arise.

6. General Terms for Orders of Media and User Documentation. The terms and conditions of this Licensing Addendum shall apply to all CLP and SLP orders and shall supersede any different or additional terms on orders from or any general conditions maintained by Reseller. In addition, these terms and conditions shall supersede any terms or conditions which may appear on any website to which Reseller is directed. Reseller shall submit orders for Media and User Documentation in accordance with the then-current order processing procedures established by Adobe. Adobe shall not be liable to Reseller or to any other person for damages for Adobe or ALC's failure to fill any orders, or for any delay in delivery or error in filling any orders for any reason whatsoever.

7. **Reseller Rights and Restrictions.** Reseller shall have the right to place orders for Educational Software Products from an ALC for direct delivery from Adobe or ALC to Program Members so long as Reseller remains in compliance with the following conditions: (a) Reseller does not permit the distribution of such Educational Software Products outside the Territory; (b) Reseller distributes such Educational Software Products only pursuant to the terms and conditions of the then current applicable EULA; (c) Reseller distributes such Educational Software Products only to those Educational End Users who have provided Reseller with Appropriate Identification and a Program Member Agreement Number; (d) Reseller requires each Educational End User to provide Appropriate Identification prior to purchase; (e) Reseller provides adequate service and support in connection with the distribution of such Educational Software Products; and (f) Reseller keeps copies of proof of Appropriate Identification records for at least two years from the date of receipt.

8. **Reporting Obligations.**

(a) *Orders.* During the term of this Agreement, within one business day of receipt by Reseller from a Program Member of an order for Educational Software Products, Reseller shall send its ALC a purchase order for all Educational Software Products acquired or to be acquired by each such Program Member. All orders provided to ALC must contain the appropriate Program Member Agreement Number and any other information required by ALC and must be accompanied by a Report.

(b) *Reporting.* Reseller warrants that Reseller has the ability to track the information required by and generate Reports required under this Agreement. Neither Adobe nor ALC shall have an obligation to request or remind Reseller to prepare or provide such Reports. Reseller is solely responsible for instituting and maintaining the ability to engage in such reporting.

9. **Maintenance and Upgrade Plan.** Adobe reserves the right to discontinue the distribution or availability of any Educational Software Product. The Maintenance and Upgrade Plan programs are coterminous with the Membership Agreement and terminate automatically upon expiration or termination of the Membership Agreement. Adobe shall notify those Program Members who have subscribed for Maintenance or Upgrade Plan when an upgrade for an Educational Software Product becomes available. This information shall also be made available to the ALC. Reseller may work with the ALC to define a process to obtain that information from ALC and advise the Program Member how to acquire the Media and Serial Number(s). For Program Members enrolled in the SLP, Maintenance is mandatory and must be purchased at the time the initial purchase order is submitted by the Program Member, and thereafter with any additional orders. For Program Members enrolled in the CLP-Ed, Upgrade Plan (if chosen), must be selected at the same time Licenses are acquired for which Upgrade Plan is sought. For Upgrade Plan, the Program Member may choose from two payment options (as defined in the Membership Agreement): (i) an option whereby Program Member may choose to pay for Upgrade Plan in one upfront payment with or following its initial order, or in two installments with the first payment due with or following its initial order and the remainder due on or prior to the anniversary of the Effective Date. Maintenance or Upgrade Plan for Legacy Products may only be purchased within six (6) months of the effective date of the Membership Agreement.

10. **Records and Confidentiality.**

(a) *Records.* Reseller shall maintain a record of all Educational Software Products supplied to each Program Member in accordance with the provisions of this Licensing Addendum. Media and User Documentation shall be shipped directly from ALC to Educational End Users. Specifically, Reseller shall record and register in its own database (a copy of which shall be made available to Adobe upon request) the following information concerning the Program Members who have obtained Licenses, Maintenance, Media or User Documentation: Name of the Program Member, Street Address, City, Zip Code, Phone Area code, Phone number, Fax Area code, Fax number, P.O. Box, P.O. Box Postal Code, Date of License, Educational Software Products Serial Numbers, Description and SKU. Reseller shall provide any additional information requested by Adobe or ALC in order to allow Adobe to ascertain whether a Program Member is a legitimate Educational Entity and Educational End User of the Educational Software Products and all such information shall be provided in a timely manner.

(b) *Compliance.* In collecting, processing, recording, storing, registering, disclosing, transferring and using data, and in maintaining records, Reseller shall comply fully with any applicable privacy protection regulations, data protection regulations and other applicable laws. Without limiting the generality of the foregoing, Reseller shall make all appropriate registrations and shall apply for all appropriate authorizations, approvals and/or licenses so as to enable an inspection and/or audit as referred to above, or the transfer of the data to Adobe and any third party(ies) designated by Adobe, and their holding and use by Adobe and any third party(ies) designated by Adobe, for any purposes specified by Adobe, and in so far as permitted under the applicable privacy protection regulations and the applicable data protection regulations. Reseller shall be responsible for any and all claims by any person whose data are registered, or by any government entity enforcing privacy regulations, data protection regulations or any other applicable laws, or any other party based on any action directly or indirectly based on violation of privacy protection regulations, data protection regulations or any other applicable laws, in connection with the data collected, processed, stored, registered, disclosed, maintained or transferred by Reseller or in connection with the use by Adobe or any other party(ies) designated by Adobe of such data. Reseller's responsibility

obligation as set forth in this Section shall survive the expiration or termination of this Agreement.

(c) *Confidentiality.* The information relating to Program Members that is collected by Reseller pursuant to this Licensing Addendum is highly confidential and proprietary to Adobe and shall not be used or disseminated by Reseller, other than to fulfill Reseller's obligations under the Licensing Addendum, without first obtaining Adobe's written consent. For the avoidance of doubt, this information shall not be considered Reseller's confidential information.

11. **Verification.**

(a) *Maintain Records.* For at least two years after distribution, Reseller agrees to maintain a complete, clear and accurate record all information required under Clause 8(a), as well as the number of copies of Licenses, Maintenance, Media and User Documentation distributed and to whom they were distributed.

(b) *Inspection.* Adobe shall have the right to have an inspection and audit of all the relevant accounting and sales books and records of Reseller, together with an inspection and audit of the facility, conducted by Adobe, its agents, and/or a nationally recognized accounting firm chosen by Adobe whose fee is paid by Adobe. Any such audit shall be conducted during regular business hours upon seven days' prior written notice to Reseller, and in such a manner as not to interfere with Reseller's normal business activities. Audits shall not be made more frequently than once every six months during the term of this Agreement. If such inspections disclose any under reporting, Reseller shall promptly pay the full amount due and interest on past due amounts at the rate of one and one half percent per month or the highest interest rate allowed by law, whichever is lower, from the date on which such amount became due to Adobe from Reseller. In addition, if Reseller has underreported by five percent or more the fees due to Adobe, Reseller shall pay Adobe for all costs of the audit.

12. **Technical Support; Customer Support.** Reseller shall use best efforts to provide basic technical support to Program Members. Basic technical support shall mean: (a) advice on installation procedures and any installation assistance which a Program Member might require; (b) using reasonable endeavors to answer Program Members' queries about the functionality of, and how to use, the Educational Software Product(s) including, where appropriate, directing the Program Member to the relevant sections in the User Documentation or at Adobe's web site at www.adobe.com; and (c) where queries cannot be dealt with as described in this Clause, informing Program Members of the relevant local Adobe support help line numbers which are obtained through Adobe's web site at www.adobe.com. Reseller shall use best efforts to assist Adobe if there is an Educational Software Product recall.

13. **Termination.** The parties agree that this Licensing Addendum may be terminated in accordance with the Agreement, provided that termination of this Licensing Addendum shall not affect the term of the Agreement. Notwithstanding the foregoing, if the Agreement terminates for any reason, this Licensing Addendum shall automatically terminate without further action or liability of Adobe.

14. **General.**

(a) *Counterparts.* This Licensing Addendum may be executed in counterparts, each of which shall be deemed to be an original, and such counterparts together shall constitute one instrument.

(b) *Incorporation by Reference.* Except as expressly set forth in this Licensing Addendum, all other terms and conditions of the Agreement shall remain in full force and effect are hereby incorporated by reference, as and if applicable.

(c) *Governing Law.* This Licensing Addendum shall be governed in all respects by the laws of California, without regard to its conflicts of laws provisions. Adobe and Reseller agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from the application of this Licensing Addendum.

IN WITNESS WHEREOF, the parties have executed this Licensing Addendum as of the Effective Date.

RESELLER: CAMPUSTECH INC.
Signature: Susan Hagan
Printed Name: Susan Hagan
Title: VP, Marketing & Sales
Date: 5/3/07

ADOBE SYSTEMS INCORPORATED:
Signature: Peggy Snyder
Printed Name: NA Sales Director
Title: Education and Inside Sales
Date: 5/8/07

Reseller Authorization Number:
25221-D

Date Created: 4/30/2007 2:23:24 PM